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                                  UNITED STATES                                                            OMB APPROVAL
                       SECURITIES AND EXCHANGE COMMISSION                                          ---------------------------
                         -----------------------------                                             OMB Number:       3235-0058
                           Washington, D.C. 20549                                                  Expires:     March 31, 2006
                                                                                                   Estimated average burden
                                                                                                   hours per response  2.50
                                   FORM 12b-25                                                     ---------------------------
                                                                                                   ---------------------------
                         NOTIFICATION OF LATE FILING                                                     SEC FILE NUMBER

                                                                                                   ---------------------------
(Check One):                                                                                       ---------------------------
                                                                                                          CUSIP NUMBER
| | Form 10-K and Form 10-KSB |_| Form 20-F |_| Form 11-K |X| Form 10-Q and
Form 10-QSB  |_| Form N-SAR                                                                        ---------------------------


     For Period Ended:     September 30, 2003
                      -----------------------
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended: ________________________________________


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  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

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Full Name of Registrant

eNucleus, Inc.
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Former Name if Applicable

DNA
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Address of Principal Executive Office (Street and Number)

4000 Main Street, Suite 215
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City, State and Zip Code

Bay Harbor, Michigan  49770
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PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

  [ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable | effort or expense;

  [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 10-KSB, Form 20-F, Form 11-K | or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q or Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

  [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K and 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period.

eNucleus, Inc. (the Company) is unable to file its Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003 within the 45 days after the end of such period without unreasonable effort or expense because of a delay in finalizing the Company's financial statements for such period occasioned by the Company's receipt of its final decree in its' Chapter 11 Reorganization case thereby emerging eNucleus from bankruptcy.


PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     John Paulsen                         (231)                439-2707
------------------------                ---------          ----------------
       (Name)                          (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [_] No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
    [ ] Yes [X] No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================

                                 eNucleus, Inc.
                   ------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 14, 2003                    By:  /s/  John Paulsen
     ---------------------                     -------------------------------
                                                      John C. Paulsen,
                                                      Chairman of the Board,
                                                      Chief Executive and
                                                      Financial Officer